UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 13, 2009

NEVADA GOLD HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-1369203	20-3724068
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

1640 Terrace Way
Walnut Creek, CA 94597
(Address of principal executive offices, including zip code)

(925) 930-0100
(Registrant’s telephone number, including area code)

Copy to:

Adam S. Gottbetter, Esq.
Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, NY  10022
Phone:  (212) 400-6900
Facsimile:  (212) 400-6901

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 13, 2009, our Board of Directors increased the size of our Board of Directors to three members and appointed John N. Braca to fill the vacancy so created, to serve until the next annual meeting of shareholders or until his successor is duly elected and qualified.

Mr. Braca is a licensed Certified Public Accountant in the state of Pennsylvania and is affiliated with the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.  Mr. Braca currently serves as a director and member of the audit and compensation committees of Senesco Technologies, Inc.  He has also served as a board member and board observer for other healthcare, technology and biotechnology companies over the course of his career.  Since April 2006, Mr. Braca has been the managing director of Fountainhead Venture Group, a healthcare information technology venture fund providing investment and business consulting services to evolving businesses.  From May 2005 through March 2006, Mr. Braca was a business advisor to the GlaxoSmithKline research and development operations.  From 1997 to April 2005, Mr. Braca was a general partner and director of business investments for S.R. One, Limited, the venture capital subsidiary of GlaxoSmithKline.  From January 2000 to July 2003, Mr. Braca was a general partner of Euclid SR Partners Corporation, an independent venture capital partnership.  Prior to joining S.R. One, Mr. Braca held various finance and operational positions of increasing responsibility within several subsidiaries and business units of GlaxoSmithKline.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nevada Gold Holdings, Inc.

Dated: November 18, 2009	By:	/s/ David Rector
Name: David Rector
Title: Chief Executive Officer and President